Exhibit 99.1

Westwood Holdings Group, Inc. Reports Fourth Quarter And Full Year 2008 Results and Declares Quarterly Dividend

DALLAS--(BUSINESS WIRE)--February 5, 2009--Westwood Holdings Group, Inc. (NYSE: WHG):

Key highlights for the fourth quarter and full year 2008:

  GAAP EPS of $0.79 and Cash EPS of $1.07 per diluted share for fourth quarter; GAAP EPS of $1.63 and Cash EPS of $2.68 per diluted share for full year 2008
  Assets Under Management of $7.2 Billion at December 31, 2008; Revenue increases 28% for the Year 2008
  WHG SMidCap Fund and WHG Income Opportunity Fund awarded initial rating of 5-stars by Morningstar

Westwood Holdings Group, Inc. today reported 2008 fourth quarter revenues of $17.6 million, net income of $5.1 million and earnings per diluted share of $0.79. This compares to revenues of $12.2 million, net income of $3.3 million and earnings per diluted share of $0.52 in the fourth quarter of 2007. For the year ended December 31, 2008, Westwood reported revenues of $46.5 million, net income of $10.5 million and earnings per diluted share of $1.63 compared to revenues of $36.3 million, net income of $7.9 million and earnings per diluted share of $1.28 for the year ended December 31, 2007. The 2008 results include the positive impact of a performance-based fee of approximately $8.6 million, which reflects investment outperformance in 2008 and 2007, recorded in the fourth quarter 2008. The 2007 results include the positive impact of a performance-based fee of approximately $3.0 million recorded in the fourth quarter 2007.

Cash earnings for the fourth quarter of 2008 were $6.9 million compared to $4.8 million for the fourth quarter of 2007. Cash earnings per share (“Cash EPS”) for the fourth quarter of 2008 were $1.07 per diluted share compared to $0.76 per diluted share for the fourth quarter of 2007. Cash earnings for the year ended December 31, 2008 were $17.3 million compared to $13.3 million in 2007, while Cash EPS for the year ended December 31, 2008 were $2.68 per diluted share compared to $2.14 per diluted share in 2007. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the 2008 fourth quarter increased 44% compared to the 2007 fourth quarter, primarily as a result of the larger performance fee recorded in the 2008 fourth quarter. Revenues for the year 2008 increased 28% compared to 2007, primarily as a result of the larger performance-based fee recorded in 2008 as well as increased average assets under management. Average assets under management for 2008 were $7.7 billion, an increase of 12% compared with $6.9 billion for 2007. Assets under management were $7.2 billion as of December 31, 2008, a decline of 9% compared to December 31, 2007 assets under management of $7.9 billion. The decrease in period ending assets under management was primarily due to the market depreciation of assets under management, which offset significant net inflows of assets from new and existing clients.

Total expenses for the year 2008 were $29.9 million compared to $24.1 million for 2007. Cash expenses for 2008 were $23.2 million compared to $18.8 million for 2007. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs. Increased compensation costs were primarily due to an increase of $1.6 million in incentive compensation expense due to higher pre-tax income, an increase of $1.4 million in non-cash restricted stock expense due to additional restricted stock grants in July 2007 and February 2008 as well as the higher price at which these grants were made compared to prior grants, and increased salary expense due to increased headcount and salary increases for certain employees.

Westwood Trust contributed revenue of $11.1 million and net income of $1.4 million in 2008, compared to revenue of $10.4 million and net income of $1.7 million in 2007. Westwood Trust’s assets under management as of December 31, 2008 were $1.6 billion, a decrease of 17% compared to $1.9 billion as of December 31, 2007. The decrease in assets under management was primarily due to the market depreciation of assets under management, which offset net inflows of assets from new and existing clients.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, had assets of $253 million as of December 31, 2008, an increase of approximately 8% compared to $234 million in assets as of December 31, 2007. The WHG SMidCap and WHG Income Opportunity funds were both recently awarded a 5-star rating by Morningstar. The WHG LargeCap Value and WHG Balanced funds will be rated by Morningstar in 2009 when they complete their three year track record later this year. So far, both funds have achieved solid relative performance versus their peer groups and benchmarks.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share, payable on April 1, 2009 to stockholders of record on March 13, 2009.

Brian Casey, Westwood’s President & CEO commented, “Westwood just completed the best year we have ever had in terms of new relationships and new assets with approximately $2 billion in net inflows. We gained new client relationships across all business lines and were particularly pleased to earn several new subadvisory relationships with national and global distribution platforms. Once markets stabilize, we hope to see these subadvisory relationships grow in a meaningful way. While it was a great year for Westwood in terms of new relationships, it was a very challenging year for all investors. While we are pleased to have delivered another year of strong relative investment results for our clients across our product lines, we understand and have great empathy for the challenges our clients face in this difficult market environment. At a time when many companies are reducing staff to save cost, we have actually responded by adding talented professionals to better serve our clients in the investment and client support areas. All of our owner-employees remain focused on working harder than ever before to retain our clients’ confidence and assist them in reaching their long-term goals.”

Westwood will host a conference call to discuss the 2008 fourth quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through February 12 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 244120.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008
	(unaudited)	(unaudited)	(unaudited)	2007
REVENUES:
Advisory fees
Asset-based	$6,589	$6,351	$26,966	$21,719
Performance-based	8,645	3,021	8,725	3,021
Trust fees	2,748	2,717	11,018	10,275
Other revenues	(396)	154	(253)	1,277
Total revenues	17,586	12,243	46,456	36,292

EXPENSES:
Employee compensation and benefits	7,697	5,767	23,209	18,411
Sales and marketing	208	149	803	581
WHG mutual funds	149	17	384	161
Information technology	291	249	1,114	970
Professional services	412	431	1,749	1,630
General and administrative	669	642	2,662	2,332
Total expenses	9,426	7,255	29,921	24,085
Income before income taxes	8,160	4,988	16,535	12,207
Provision for income taxes	3,039	1,706	5,992	4,263
Net income	$5,121	$3,282	$10,543	$7,944

Earnings per share:
Basic	$0.83	$0.55	$1.73	$1.36
Diluted	$0.79	$0.52	$1.63	$1.28

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007
(in thousands, except par value and share amounts)

	2008
	(unaudited)	2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,498	$4,560
Accounts receivable	12,638	6,599
Investments, at market value	28,152	22,144
Deferred income taxes	1,781	1,512
Other current assets	700	651
Total current assets	46,769	35,466
Goodwill	2,302	2,302
Deferred income taxes	934	225
Property and equipment, net of accumulated depreciation of $1,235 and $1,002	842	1,031
Total assets	$50,847	$39,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,105	$1,024
Dividends payable	2,087	1,702
Compensation and benefits payable	7,052	4,848
Income taxes payable	1,359	1,505
Other current liabilities	9	11
Total current liabilities	11,612	9,090
Deferred rent	441	588
Total liabilities	12,053	9,678
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,052,727 and outstanding 6,958,238 shares at December 31, 2008; authorized 10,000,000 shares, issued 6,840,327 and outstanding 6,807,408 shares at December 31, 2007	71	68
Additional paid-in capital	37,458	27,770
Treasury stock, at cost – 94,489 shares at December 31, 2008; 32,919 shares at December 31, 2007	(3,500)	(1,070)
Retained earnings	4,765	2,578
Total stockholders’ equity	38,794	29,346
Total liabilities and stockholders’ equity	$50,847	$39,024

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended,
	2008
	(unaudited)	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,543	$7,944
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	232	228
Unrealized gains on investments	974	102
Restricted stock amortization	6,735	5,316
Deferred income taxes	(978)	(256)
Excess tax benefits from stock based compensation	(2,271)	(1,286)
Net purchases of investments – trading securities	(20,256)	(1,339)
Change in operating assets and liabilities:
Accounts receivable	(6,039)	(3,488)
Other assets	(47)	(186)
Accounts payable and accrued liabilities	81	246
Compensation and benefits payable	2,204	2,047
Income taxes payable and prepaid taxes	2,553	2,374
Other liabilities	(41)	(16)
Net cash (used in) provided by operating activities	(6,310)	11,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(34,849)	(8,009)
Sales of money market funds – available for sale	48,123	5,035
Purchase of property and equipment	(153)	(114)
Net cash provided by (used in) investing activities	13,121	(3,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(2,430)	(1,070)
Excess tax benefits from stock based compensation	2,271	1,286
Proceeds from exercise of stock options	257	609
Cash dividends	(7,971)	(7,040)
Net cash used in financing activities	(7,873)	(6,215)

NET (DECREASE) INCREASE IN CASH	(1,062)	2,383
Cash, beginning of year	4,560	2,177
Cash, end of year	$3,498	$4,560

Supplemental cash flow information:
Cash paid during the year for income taxes	$4,418	$2,144
Issuance of restricted stock	7,032	5,330
Tax benefit allocated directly to equity	2,699	1,558

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	December 31,		%
	2008	2007	Change
Net Income	$5,121	$3,282	56%
Add: Restricted stock expense	1,808	1,519	19
Cash earnings	$6,929	$4,801	44

Diluted weighted average shares	6,472,870	6,325,856	2
Cash earnings per share	$1.07	$0.76	41

Total expenses	$9,426	$7,255	30
Less: Restricted stock expense	(1,808)	(1,519)	19
Cash expenses	$7,618	$5,736	33%

	Year Ended
	December 31,		%
	2008	2007	Change
Net Income	$10,543	$7,944	33%
Add: Restricted stock expense	6,735	5,316	27
Cash earnings	$17,278	$13,260	30

Diluted weighted average shares	6,451,468	6,199,669	4
Cash earnings per share	$2.68	$2.14	25

Total expenses	$29,921	$24,085	24
Less: Restricted stock expense	(6,735)	(5,316)	27
Cash expenses	$23,186	$18,769	24%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900